Exhibit 99.2

Highpower International Receives Additional Commitment from Consortium

SAN DIEGO and SHENZHEN, China, April 26, 2019 /PRNewswire/ -- The Special Committee of the Board of Directors of Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced that the consortium of Mr. Dang Yu (George) Pan, the Company's Chairman and Chief Executive Officer and a stockholder of the Company, Wen Liang Li, a director and stockholder of the Company, Wen Wei Ma, a stockholder of the Company, and Essence International Financial Holdings (Hong Kong) Limited has committed to a non-waivable condition, requiring the approval by holders of a majority of the outstanding shares of common stock of the Company not currently owned by the consortium, as part of the consortium's preliminary non-binding "going private" proposal. Pursuant to a letter dated June 2, 2018, and reaffirmed on March 13, 2019, the consortium has proposed to acquire all of the outstanding shares of common stock of the Company not currently owned by the consortium at a cash purchase price of $4.80 per share through a merger of the Company with a newly formed acquisition vehicle that the consortium would control (the "Proposed Transaction").

The Special Committee, consisting of independent and disinterested directors Ping (David) Li and T. Joseph Fisher, III, is evaluating the Proposed Transaction, as well as the Company’s current risks, opportunities and other possible strategic alternatives, with the assistance of its financial advisor, Roth Capital Partners, and its legal counsel, Katten Muchin Rosenman LLP. The Special Committee has not made any decision with respect to its response to the Proposed Transaction. Subject to applicable laws and regulations, the Special Committee does not currently intend to provide updates or make further statements regarding the Proposed Transaction, any revised proposals that may be received or the status of discussions with the consortium, unless and until a definitive agreement is reached or such discussions are terminated.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia. Additional information about the Company can be found at http://www.highpowertech.com and in documents filed with the U.S. Securities and Exchange Commission, which are available on the SEC's website at http://www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to factors, risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement, including (but not limited to): (1) the inability to enter into a definitive agreement in connection with the Proposed Transaction, (2) the failure to obtain the necessary financing arrangements to consummate the Proposed Transaction, (3) the inability to consummate the Proposed Transaction due to the failure to obtain stockholder approval for the Proposed Transaction or the failure to satisfy other conditions to completion of the Proposed Transaction, (4) risks related to the disruption of management's attention from the Company's ongoing business operations due to the Proposed Transaction and (5) the effect of the announcement of the Proposed Transaction on the Company's relationships with its customers, suppliers and business generally.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: yuanmei@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com